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EXHIBIT 4.1

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made as of the 27th day of March, 2001.

BETWEEN:

    PEACE ARCH ENTERTAINMENT GROUP INC., of
    3rd Floor, 1132 Hamilton Street
    Vancouver, B.C.
    V6B 2S2

    (the "Company")

AND:

    JULIET JONES, of
    6463 Nelson Avenue
    West Vancouver, B.C.
    V7W 2A5

    (the "Employee")

WHEREAS:

A.
The Company is engaged in the production of film, video, television, internet and multimedia products for distribution to global markets;

B.
The Company has agreed to continue to employ the Employee and the Employee has agreed to continue her employment with the Company on the terms and conditions hereinafter set forth.

        NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the premises and mutual covenants and agreements hereinafter contained, the parties hereto covenant and agree as follows:

1.    Employment

        1.1  The Company hereby employs the Employee in the position of Chief Executive Officer on a full time basis.

        1.2  The Employee shall report to the Board of Directors of the Company (the "Board") and shall perform, observe and conform to such duties and instructions as from time to time are lawfully assigned or communicated to her on behalf of the Company and on behalf of such affiliates or subsidiaries of the Company designated by the Company as requiring the services of the Employee and as are consistent with her position of Chief Executive Officer, including, but not limited to, conducting the daily affairs of the business and execution of the policies of the Board including all strategic, operational, financial and organizational aspects of the business as follows:

  (a)
  strategic planning and budgeting;

  (b)
  recruitment, training and management of all employees of the Company in accordance with appropriate employment procedures;

  (c)
  performance of or appropriate delegation of all senior administrative responsibilities pertaining to the daily operations of the Company; and

  (d)
  ensuring the financial stability of the Company, including profit management and shareholder value.

        1.3  Throughout the term of this Agreement, the Employee shall:

  (a)
  diligently, honestly and faithfully serve the Company and shall use her best efforts to promote and advance the interests and goodwill of the Company;

  (b)
  conduct herself at all times in a manner which is not prejudicial to the Company's interests;

  (c)
  devote substantially all of her business time to the business and affairs of the Company, its affiliates and subsidiaries;

  (d)
  not, either directly or indirectly, be interested or concerned (whether as a proprietor, partner, member, shareholder, director, officer, agent, consultant or otherwise) in any person, firm, company or business engaged in or interested or concerned in any business which develops, manufactures, produces, provides, markets, distributes or otherwise deals in products or services or both which are of a type similar to the products or services which are developed, manufactured, produced, provided, marketed, distributed or otherwise dealt in by the Company, its affiliates or subsidiaries now or at any time during the term of the Employee's employment or which in any way competes with the business of the Company, its affiliates or subsidiaries. Such restriction shall not prevent the Employee from being the holder or beneficial owner of any class of publicly held securities of a company, partnership or other organization, provided that the Employee alone or in partnership or in conjunction with any other person or company, shall not own directly or indirectly more than 10% of the securities of such class;

  (e)
  not enter into any transaction on behalf of the Company, its affiliates or subsidiaries, with any person, company, firm or other entity in which the Employee or any member of her immediate family has a financial interest without the prior written approval of the Board; and

  (f)
  not enter into any contract on behalf of, or in the name of the Company, nor pledge the credit of the Company, except in the fulfilment of her duties hereunder.

        1.4  The Employee acknowledges and agrees that she is a fiduciary of the Company.

        1.5  Without in any way limiting the scope of the Employee's fiduciary obligations to the Company, the Employee agrees that, at all times during the term of this Agreement and following the termination of this Agreement or the employment of the Employee with the Company, the Employee shall not engage in unfair competition with the Company, its affiliates or subsidiaries, aid others in any unfair competition with the Company its affiliates or subsidiaries, in any way breach the confidence that the Company has placed in the Employee, misappropriate any proprietary or confidential information of the Company, or misappropriate any corporate opportunities of the Company.

2.    Compensation

        2.1  During the currency of this Agreement, the Company shall pay to the Employee a salary of $175,000 per annum ("Base Salary"). The Base Salary shall be payable semi-monthly in equal instalments or on such other basis as mutually agreed.

        2.2  The Company shall have the right to deduct and withhold from the Employee's compensation and to remit to the appropriate authority any amounts required to be deducted, withheld and remitted under the applicable provincial or federal laws of Canada.

        2.3  The Employee shall be eligible to participate in such executive bonus plan that is implemented by a duly constituted compensation committee of the Board ("Compensation Committee") and may be amended from time to time as part of the executive compensation program.

        2.4  The Employee shall be eligible to receive grants of stock options in accordance with such executive compensation program as is implemented by the Compensation Committee from time to time.

        2.5  Any stock options granted pursuant to section 2.4 herein shall be on the terms set out in the form of the stock option agreement in use by the Company at the time of such grant and in accordance with the terms of the Company's Amended Share Option Plan (the "Stock Option Plan"), and subject to necessary regulatory and Board approval.

        2.6  The Employee's compensation hereunder shall be reviewed by the Compensation Committee on March 1, 2002 or as soon thereafter as is reasonably practicable and any increases will be in the sole discretion of the Compensation Committee. Thereafter, compensation reviews shall be carried out annually.

        2.7  The Company shall reimburse the Employee in accordance with its normal policies and practices for the Employee's travel, business, entertainment and other expenses actually and properly incurred by her in performance of her duties for the Company. The Employee shall furnish to the Company such statements, vouchers and such other particulars of expenses as the Company may reasonably require.

        2.8  The Employee acknowledges and agrees that unless otherwise expressly agreed in writing between the Employee and the Company, the Employee shall not be entitled, by reason of her employment with the Company or by reason of any termination of such employment, howsoever arising, to any remuneration, compensation or benefits other than those expressly provided for in this Agreement.

3.    Benefits

        3.1  Subject to any eligibility requirements, the Employee shall be entitled to any benefits, such as group extended health, dental, accidental death and dismemberment, life and long-term disability insurance, which the Company offers from time to time to its senior management team ("Benefits").

        3.2  The introduction and administration of the Benefits is within the Company's sole discretion, and the introduction, deletion or amendment of the Benefits will not constitute a breach of this Agreement.

        3.3  The Company shall provide the Employee with an automobile allowance of $750 per month while the Employee is actively performing her duties. In the year 2001, the Company will also provide the Employee with such automobile allowance during any statutory leave of less than two months duration.

        3.4  The Company acknowledges that it will benefit from the maintenance of the Employee's professional qualifications. Accordingly, the Company shall pay or reimburse the Employee for any professional dues in respect of the Employee's CGA qualifications.

4.    Vacation/Leaves of Absence

        4.1  The Employee shall be entitled to an annual vacation of four weeks per calendar year. The timing of vacations shall be in accordance with the Company's policies and practices for senior management personnel and with the Company's needs.

        4.2  Any leaves of absence taken by the Employee shall be taken as an unpaid leave unless the Compensation Committee approves such leave as a paid leave. Notwithstanding the foregoing, the Employee shall be entitled to continuation of the Benefits during any statutory leaves of absence or as otherwise permitted by the Compensation Committee and the terms of the Company's benefits plans.

5.    Term of Employment

        5.1  The term of the Employee's employment shall hereunder commence on March 27, 2001 and continue until terminated in accordance with section 6 of this Agreement.

6.    Termination

        6.1  The Company may terminate the Employee's employment without cause at any time on written notice to the Employee and the Company shall provide to the Employee:

  (a)
  two months notice or payment of two months Base Salary in lieu thereof; and

  (b)
  further payment in lieu of notice of termination of the sum of $150,000 ("Termination Payment"); and

  (c)
  the Benefits, to the extent permitted by the Company's benefit providers, for the twelve month period following the date of the notice of termination.

        6.2  Notwithstanding the terms of the Stock Option Plan, in the event the Employee's employment is terminated by the Company without cause:

  (a)
  prior to September 1, 2002, then any stock options granted to the Employee that would have vested on or before September 1, 2002 had the Employee remained in the Company's employ shall continue to vest in accordance with the terms of the grant and such vested stock options shall be exercisable in accordance with the terms of the Stock Option Plan and remain exercisable for ninety days following the later of September 1, 2002 and the Employee's last day of work;

  (b)
  after September 1, 2002, then any stock options granted to the Employee shall cease to vest on the date of delivery of the notice of termination and shall be exercisable in accordance with the terms of the Stock Option Plan and shall remain exercisable until ninety days following the later of the date of the notice of termination and the Employee's last day of work.

        6.3  The Company may terminate the Employee's employment at any time, with no notice, for cause. For the purposes of this Agreement, "cause" includes, but is not limited to:

  (a)
  theft, dishonesty, fraud or other act of moral turpitude by the Employee;

  (b)
  any material neglect of duty or misconduct of the Employee in discharging any of the Employee's duties hereunder;

  (c)
  any conduct of the Employee which is materially detrimental or embarrassing to the Company, including, without limitation, the Employee being convicted of an offence under the Criminal Code of Canada or similar statute or penal code in the jurisdictions where the Employee performs any of her duties for the Company or an affiliate of the Company; or

  (d)
  a breach of sections 7 or 8 of this Agreement by the Employee.

        6.4  If this Agreement and the Employee's employment are terminated for cause, no notice, salary, compensation, benefits, stock options, allowances or pay in lieu of notice shall be paid or payable to the Employee after or as a result of such termination other than the Base Salary and Benefits to the effective date of such termination.

        6.5  If prior to the termination of this Agreement, there is a Change in Control (as such term is defined herein) and in the next ninety days following the Change in Control any of the following occur:

  (a)
  the Employee's employment is terminated without cause; or

  (b)
  the Employee is:

  (i)
  placed in any position of lesser stature than that of Chief Executive Officer of the Company;

    (ii)
    assigned duties inconsistent with such position or duties which, if performed, would result in a significant change in the nature or scope of powers, authority, functions or duties inherent in such position immediately prior to the Change in Control; or

    (iii)
    assigned performance requirements or working conditions which are at significant variance with the performance requirements and working conditions in effect immediately preceding the Change in Control; or is accorded treatment on a general basis which is in derogation of her status as Chief Executive Officer, then, at the Employee's election, of which the Employee shall advise the Company by notice in writing forthwith if her employment is terminated or within thirty days of any event listed in subsection (b) above, this Agreement shall be deemed to have been terminated by the Company and within thirty days of such termination or election by the Employee the Company shall pay to the Employee two months Base Salary and the Termination Payment and shall continue the Benefits, to the extent permitted by the Company's benefit providers, for the twelve month period following such termination or election. Any stock options granted to the Employee that would have vested on or before September 1, 2002 had the Employee remained in the Company's employ shall continue to vest in accordance with the terms of the grant and such vested stock options shall be exercisable in accordance with the terms of the Stock Option Plan and remain exercisable for ninety days following September 1, 2002.

        6.6  For the purposes of this Agreement, a "Change in Control" means:

  (a)
  the direct or indirect sale, lease, exchange or other transfer (other than in the ordinary course of business) of all or substantially all (75% or more) of the assets of the Company to any person or entity or group of persons or entities acting in concert as a partnership or other group (a "Group of Persons");

  (b)
  the merger, consolidation or other business combination of the Company with or into another corporation with the effect that the shareholders of the Company immediately following the merger, consolidation or other business combination, hold 50% or less of the combined voting power of the then outstanding securities of the surviving corporation of such merger, consolidation or other business combination, ordinarily (and apart from rights accruing under special circumstances) having the right to vote for the election of directors; or

  (c)
  a person or Group of Persons shall, as a result of a take-over bid, tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner of securities of the Company representing 51% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote for the election of directors.

        6.7  Subject to sections 6.5 and 6.6, in the event it is determined that the Employee has been constructively dismissed by the Company, the Employee shall be entitled to the same notice or payment in lieu of notice and vesting of stock options as if she had been terminated without cause under sections 6.1 and 6.2.

        6.8  The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement, or any damages resulting from a failure of the Company to make any such payment, by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Employee as a result of taking employment with another employer after termination of the Employee's employment hereunder.

        6.9  The Employee may terminate this Agreement and the Employee's employment with the Company upon giving the Company sixty days notice of resignation of her employment. Upon the effective date of the Employee's resignation, the Company shall not be obligated to make any further payments under this Agreement. On the giving of such notice by the Employee, or at any time thereafter, the Company shall have the right to elect to terminate the Employee's employment at any time prior to the effective date of the Employee's resignation, and upon such election, shall provide to the Employee the following:

  (a)
  a lump sum equal to sixty days Base Salary or to such proportion of the sixty days that remains outstanding at the time of the election; and

  (b)
  continuation of the Benefits for the sixty day period or such proportion of the sixty days that remains outstanding at the time of the election.

For greater certainty, upon such election being made by the Company, the Employee shall not be entitled to any further vesting of stock options.

        6.10    Upon termination of employment for any reason whatsoever, the Employee shall be deemed to have resigned from all offices and directorships then held with the Company and its affiliates or subsidiaries and agrees as a condition of receiving any payments due to her hereunder to sign any resignations or releases which may reasonably be requested of her.

7.    Confidentiality and Company Property

        7.1  In the course of carrying out and performing her duties and responsibilities to the Company pursuant to this Agreement, the Employee will obtain access to and be entrusted with Confidential and Proprietary Information (as hereinafter defined) relating to the business and affairs of the Company. For the purposes of this Agreement, any reference to "Company" shall mean the Company and its affiliates and subsidiaries.

        7.2  The term "Confidential and Proprietary Information" as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including the Employee) or received by the Company from an outside source which is maintained in confidence by the Company or any of its customers. Without limiting the generality of the foregoing, Confidential and Proprietary Information includes:

  (a)
  any ideas, artwork, drafts, drawings, photographs, improvements, programming, experimental works, schematics, sets, research, inventions, innovations, products, services, sales, scientific or other formulae, patterns, processes, methods, machines, models, compositions, literary or dramatic works, screenplays, scripts, themes, plots, characters, stories, procedures, tests, treatments, outlines, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of the Company, its subsidiaries or affiliates or that result from their marketing, research, development, production or distribution activities;

  (b)
  any information relating to the relationship of the Company with any clients, customers, suppliers, principals, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such clients, customers, suppliers, principals, contacts or prospects of the Company, including but not limited to client lists;

  (c)
  any creative, artistic, writing, casting, advertising or merchandising plan or material, sales plan, marketing material, plan or survey, business plan, opportunity or strategy, product or service development plan or specification or business proposal;

  (d)
  financial information, including the Company's costs, sales, income, profits, salaries or wages; and

  (e)
  any information relating to the present or proposed business of the Company.

        7.3  The Employee acknowledges and agrees that the Confidential and Proprietary Information is and will remain the exclusive property of the Company. The Employee also agrees that the Confidential and Proprietary Information:

  (a)
  constitutes a proprietary right which the Company is entitled to protect; and

  (b)
  constitutes information and knowledge not generally known to the trade.

        7.4  The Employee understands that the Company has from time to time in its possession information belonging to others or which is claimed by others to be confidential or proprietary and which the Company has agreed to keep confidential. The Employee agrees that all such information shall be Confidential and Proprietary Information for the purposes of this Agreement.

        7.5  For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential and Proprietary Information, it shall be considered a work made for hire and the Company shall be considered the author thereof.

        7.6  The Employee agrees to maintain securely and hold in strict confidence all Confidential and Proprietary Information received, acquired or developed by her or disclosed to her as a result of or in connection with her employment with the Company. The Employee agrees to continue to hold the Confidential and Proprietary Information in strict confidence at all times after the termination of her employment for whatever reason. The Employee will not:

  (a)
  without the express written consent of the Board disclose any of the Confidential and Proprietary Information to any person, firm or corporation;

  (b)
  use any of the Confidential and Proprietary Information for any purpose other than in the normal and proper course of her duties either during the term of her employment with the Company or at any time afterwards; or

  (c)
  duplicate or transfer or allow any person to duplicate or transfer any of the Confidential and Proprietary Information. The Employee will use her best efforts to protect and safeguard Confidential and Proprietary Information from, without limitation, loss, theft, destruction, seizure, or use by unauthorized persons.

        7.7  The Employee agrees that documents, copies, records and other materials made or received by her that pertain to the business and affairs of the Company or its subsidiaries or affiliates, including all Confidential and Proprietary Information which are in the Employee's possession or control, are the property of the Company and that she will return same and any copies of them to the Company forthwith upon the termination of her employment or at any time immediately upon the request of the Company.

        7.8  The Employee acknowledges and agrees that disclosure, failure to maintain securely, or the appropriation or collection for future use of any of the Confidential and Proprietary Information to or for herself or other persons or entities will be detrimental to the best interests of the Company and will cause irreparable damage to the Company which could not be adequately compensated for by damages. The Employee agrees that, in addition to claiming damages, the Company will be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure by the Employee to comply with the provisions of this Agreement.

        7.9  The Employee agrees that all restrictions contained in this Agreement are reasonable and valid and all defences to the strict enforcement thereof by the Company are waived by the Employee.

        7.10    The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

  (a)
  is or later becomes publicly known under circumstances involving no breach of this Agreement by the Employee;

  (b)
  is already known to the Employee at the time of receipt of the Confidential Information;

  (c)
  is lawfully made available to the Employee by a third party; or

  (d)
  is independently developed by an employee of the Employee who has not been privy to the Confidential Information provided by the Company.

8.    Representations and Warranties

        8.1  The Employee represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Employee is a party or by which the Employee or the Employee's property is bound. The Employee shall defend, indemnify and hold the Company harmless from any liability, expense or claim (including solicitor's fees incurred in respect thereof) by any person in any way arising out of, relating to, or in connection with any incorrectness or breach of the representations and warranties in this section.

        8.2  The Employee further warrants that she has not signed or committed to any employment or consultant duties or other obligations which would divert her attention from the duties assigned to her by the Company under this Agreement.

        8.3  The Employee acknowledges that a material breach of this section 8 by the Employee shall entitle the Company to terminate the Employee's employment for cause.

9.    Indemnity

        9.1  To the fullest extent permitted by law and excluding any representation, warranty or indemnity given in the Employee's personal capacity, the company will indemnify the Employee to the extent that the Employee exercises her rights, powers, duties and liabilities as an officer of the company and the Employee's heirs and personal representatives, against all costs charges and expenses, including an amount paid to settle any action or satisfy a judgment, actually and reasonably incurred by the Employee, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which the Employee is made a party by reason of being or having been an officer of the Company, including an action brought by the Company if:

  (a)
  The Employee acted honestly an in good faith and with appropriate authority with a view to the best interests of the Company; and

  (b)
  In the case of a criminal or administrative action or proceeding the Employee had reasonable grounds for believing that her conduct was lawful.

10.  Employment Standards

        10.1    In the event that the minimum standards in the Employment Standards Act, R.S.B.C. 1996, c. 113, as it exists from time to time, are more favourable to the Employee in any respect, including but not limited to the provisions herein in respect to notice of termination or vacation entitlement, the provisions of the Employment Standards Act shall apply.

11.  Entire Agreement and Release

        11.1    This Agreement constitutes the entire agreement between the Company and the Employee. Any and all prior employment agreements or understandings, oral or written, between the Company and the Employee are hereby terminated and cancelled. In consideration of the Company entering into this Agreement, the Employee hereby remises, releases and forever discharges the Company from any and all claims, liability, actions or causes of action arising or which may arise now or hereafter in connection with any claim by the Employee in respect of any prior written or oral employment contracts or arrangements between the Company and the Employee.

12.  General Provisions

        12.1    In this Agreement, unless context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders.

        12.2    The headings and the clauses of this Agreement have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope of meaning of this Agreement or any of its provisions

        12.3    The parties hereto shall not be deemed to have waived any of their respective rights hereunder unless the waiver is in writing and signed by the waiving party. The waiver by any party shall not be held or deemed to be a waiver of any subsequent or continuing failure to observe or perform the same or any other term of this Agreement or of any breach thereof on the part of such party. The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party's right to assert such claim at any time thereafter.

        12.4    The provisions of sections 1.4 - 1.5, 7 and 9 shall survive the termination of this Agreement.

        12.5    This Agreement shall not be modified or amended except in writing signed by both parties.

        12.6    If any provision of this Agreement is unenforceable or invalid for any reason it shall be severable from the remainder of this Agreement and, in its application at that time, this Agreement shall be construed as though such provision was not contained herein and the remainder shall continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

        12.7    The Employee shall, upon the reasonable request of the Company, make, do, execute or cause to be made, done or executed, all such further and lawful acts, deeds, things, documents and assurances of whatsoever nature and kind for the better or more perfect or absolute performance of the terms, conditions and intent of this Agreement.

        12.8    The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the applicable laws of Canada therein which shall be deemed to be the proper law hereof.

        12.9    All sums of money which are referred to in this Agreement are expressed in lawful money of Canada.

        12.10    All notices provided for herein shall be in writing and shall be personally delivered, telefaxed or mailed by registered mail, postage prepaid to the address set out on the first page of this Agreement. Any notice shall be deemed to have been given when delivered personally or telefaxed, and if mailed, on the fifth business day after the mailing thereof. If normal mail service is interrupted, the parties shall personally deliver such notice to ensure prompt receipt thereof. A party may change its address for service by notice in writing to the other party in the manner provided for in this subsection.

13.  Assignment

        13.1    This Agreement may not be assigned by the Employee.

        13.2    Without in any way limiting the rights of the Company to assign this Agreement, it is expressly understood and agreed that the Company shall have the right to assign this Agreement to any other entity to which the business of the Company is transferred, in whole or in part, whether or not it results in a Change of Control, and which thereafter carries on the business of the Company. This Agreement shall enure to the benefit of and be binding upon the parties and their heirs, executors, administrators, successors and permitted assigns.

14.  Independent Legal Advice

        14.1    The Employee acknowledges that this Agreement has been prepared by the Company's solicitors and acknowledges that the Employee has had sufficient time to review this Agreement thoroughly, that she has read and understood the terms of this Agreement and that the Employee has been given the opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement prior to its execution.

        IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

PEACE ARCH ENTERTAINMENT GROUP INC.
By:	/S/TIMOTHY GAMBLE Authorized Signatory

Witness	) ) ) )	/S/JULIET JONES JULIET JONES
Name	) ) )
Address	) ) )
) )

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EXHIBIT 4.1 EMPLOYMENT AGREEMENT